Consent of Independent Registered Public Accounting Firm

The Board of Trustees

First Variable Rate Fund for Government Income:

We consent to the use of our report, dated February 25, 2013, with respect to the financial statements of the Calvert First Government Money Market Fund, a series of the First Variable Rate Fund for Government Income, as of December 31, 2012, incorporated herein by reference, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Custodians" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 26, 2013